News Release
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release		Date: October 17, 2008
	Media and Investor Relations Contact:	Shruthi Dyapaiah-Fielder	1-913-327-4225	sdyapaiah@eeft.com

Euronet Announces Repurchase of Bonds and Revises Third and Fourth Quarter 2008 Earnings Guidance

LEAWOOD, KANSAS, USA — October 17, 2008 — Euronet Worldwide Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced that it is revising its third and fourth quarter 2008 earnings guidance in light of current economic conditions, including the weakening of several major currencies against the US dollar in its key operating countries, continued pressure on US-based money transfers to Mexico and the tax impact of a change in the mix of operating profits among countries where Euronet is taxable and non-taxable. Based on current conditions, Euronet now expects diluted cash earnings per share from continuing operations for the third and fourth quarters of 2008 to be approximately $0.30 and $0.33, respectively. The Company’s previously announced guidance for third and fourth quarters of 2008 for diluted cash earnings per share was $0.33 and $0.36, respectively. Euronet’s third quarter 2008 earnings call is scheduled for October 29, 2008 at 9:00 a.m. Eastern Time.

Additionally, the Company announced that it has repurchased in privately negotiated transactions $55 million in principal amount of its $140 million 1.625% Convertible Senior Debentures with a first put date of December 2009 for a net consideration of $50 million and recorded a pre-tax gain of $4.7 million, after consideration of the write-off of related unamortized deferred finance costs. After this repurchase, $85 million of the 1.625% Convertible Senior Debentures remain outstanding. Moreover, Euronet’s total debt was reduced from $487 million to $428 million after this repurchase and including other debt retirements, resulting in an improvement in the Company’s debt to adjusted EBITDA ratio from approximately 3.5:1 as of June 30, 2008 to approximately 3.1:1 as of September 30, 2008 based on annualized second quarter 2008 adjusted EBITDA of $138.4 million.

“In light of the current turmoil in the capital markets, the repurchasing of our bonds is further evidence of Euronet’s strategy to manage its balance sheet prudently by opportunistically buying back debt at an attractive return on capital,” said Rick L. Weller, Euronet’s chief financial officer.

Non-GAAP Financial Measures

Diluted cash earnings per share is defined as diluted GAAP earnings per share excluding the impacts of a) foreign exchange gains or losses, b) discontinued operations, c) debt restructuring or early debt retirement charges, d) tax-effected share-based compensation, e) tax-effected acquired intangible asset amortization and f) other non-operating or unusual items that cannot be accurately projected. Further, diluted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to cash earnings per share.

Adjusted EBITDA is defined as operating income excluding depreciation, amortization and share-based compensation expenses. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, the expenses recorded for share-based compensation does not represent a current or future period cash costs.

The Company believes that adjusted EBITDA and diluted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of the Company’s ongoing business operations, including its ability to fund capital expenditures, acquisitions and operations and to incur and service debt. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry. The Company’s management analyzes historical results adjusted for certain items that are non-operational, not necessarily ongoing in nature or that are incremental to the baseline of the business, and management believes the exclusion of these items, as well as the inclusion of pro forma results, provides a more complete and comparable basis for evaluating the underlying business unit performance.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM, POS and Card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 42 countries.

Euronet’s global payment network is extensive — including 10,160 ATMs and approximately 53,000 EFT POS terminals which are under management in 21 countries; a growing portfolio of outsourced debit and credit card services and card software solutions; a prepaid processing network of 397,000 point-of-sale terminals across approximately 200,000 retailer locations in 14 countries; and a consumer-to-consumer money transfer network of approximately 71,600 locations serving approximately 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 35 worldwide offices, Euronet serves clients in approximately 130 countries. For more information, please visit the Company’s Web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management’s intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: current conditions in world financial markets and general economic conditions, technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company’s business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

EURONET WORLDWIDE, INC.

Reconciliation of Operating Income to Adjusted EBITDA by Segment

(unaudited – in millions)

	Three Months Ended June 30, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

	$9.0	$11.4	$2.6	$17.3
Operating Income

Add: Depreciation and amortization	5.0	4.2	5.1	14.6
Add: Share-based compensation	-	-	-	2.7

Earnings before interest, taxes, depreciation,
Amortization and share-based
Compensation (Adjusted EBITDA)	$14.0	$15.6	$7.7	$34.6

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